Exhibit 23.1
- Consent of Independent Registered Public Accounting Firm -
The Board of Directors and Stockholders
First Community Bancshares, Inc.
We consent to the incorporation by reference of our report dated March 12, 2007, with respect to the consolidated financial statements as of and for the year ended December 31, 2006, as well as our report dated March 12, 2007 on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006 included in First Community Bancshares, Inc.’s 2006 Annual Report on Form 10-K incorporated by reference herein and to the reference to our firm under the heading “Experts” in the filing.
Asheville, North Carolina
December 17, 2007
500 Ridgefield Court, PO Box 3049
Asheville, NC 28802-3049
Ph. 828.254.2254 Fx. 828.254.6859
www.dixon-hughes.com